SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (date of earliest event reported): December 15, 2011

WAUSAU PAPER CORP.
(Exact name of registrant as specified in its charter)

WISCONSIN	0-13923	39-0690900
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification
incorporation)		Number)

100 PAPER PLACE
MOSINEE, WI 54455-9099
(Address of principal executive offices, including Zip Code)

(715) 693-4470
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

EXPLANATORY NOTE

On December 19, 2011, Wausau Paper Corp. (the “Company”) filed a Current Report on Form 8-K (the “Original Filing”) to disclose information relating to a planned departure of one of its executive officers.  The purpose of this amendment to the Original Filing is to correct a typographical error that was contained in the original filing with respect to the executive officer’s planned date of departure (the year 2011 was used rather than 2012).  This amendment to the Original Filing will also include certain additional information relating to a compensatory arrangement with the Company’s current President and Chief Executive Officer, which the Company’s board of directors agreed to at its meeting held on December 15, 2011.  Accordingly, the date of earliest event reported in the Original Filing should be corrected to reflect December 15, 2011, rather than December 19, 2011.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers:  Compensatory Arrangements of Certain Officers.

On December 19, 2011, Scott P. Doescher, 52, Executive Vice President—Finance and Chief Financial Officer, notified Wausau Paper Corp. (the “Company”) that he plans to resign effective February 28, 2012, after more than 25 years of service to the Company.  The Company intends to begin a search for Mr. Doescher’s successor on or about January 1, 2012.

In addition, on December 15, 2011, the Company’s Board of Directors approved an amendment to an outstanding grant of 100,000 option shares (the “Option Grant”) to Thomas J. Howatt, the Company’s current President and Chief Executive Officer, who is retiring from that position on December 31, 2011.  Under the terms of the Option Grant, Mr. Howatt received 100,000 option shares with an exercise price of $11.66, and included in the terms of the grant agreement was a minimum service requirement for vesting that would have required Mr. Howatt to be employed by the Company in a position of equal or greater responsibility as of January 4, 2012, a date that is after Mr. Howatt’s intended retirement date.  In recognition of Mr. Howatt’s efforts toward providing for a smooth transition of Company leadership, the Company’s Board of Directors agreed to accelerate the vesting date by four days, such that Mr. Howatt will be deemed fully vested in the Option Grant on December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAUSAU PAPER CORP.

Date:  December 21, 2011

By:  SCOTT P. DOESCHER

Scott P. Doescher

Executive Vice President–Finance